EXHIBIT 10.1

DESCRIPTION OF COMPENSATION PAYABLE TO NON-MANAGEMENT DIRECTORS

     The Board of Directors of Dick’s Sporting Goods, Inc., on March 2, 2005, the Board approved the payment of the following compensation to each non-management director of the Board in respect of his service on the Board during fiscal 2005 (reduced per meeting fee paid if attended by teleconference):

•	an annual retainer of $20,000, plus $7,500 per meeting, both paid in cash;

•	each committee chair receives $15,000 per committee chairmanship per year, except the audit committee chair receives an annual retainer of $25,000;

•	each committee member also receives a per committee meeting fee of $1,500;

•	each non-employee directors who has joined our Board after we went public received an initial stock option grant exercisable for 20,000 shares of common stock upon his first election to the Board,

•	generally each of our non-employee directors receives an additional annual stock option grant exercisable for 10,000 shares of common stock for each year of service after initially becoming a member of the Board (such option grants for fiscal 2005 were made on March 2, 2005); and

•	reimbursement of customary expenses for attending Board, committee and stockholders meetings.